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                                                                     Exhibit 4.2

                                State of Delaware

                        Office of the Secretary of State

         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "REPUBLIC SERVICES, INC.", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF JUNE, A.D. 1999, AT 10 O'CLOCK A.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.






                                  /s/      Edward J. Freel
                                  ---------------------------------------------
                                  Edward J. Freel, Secretary of State

                                  AUTHENTICATION: 9804517

                                             DATE: 06-15-99


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                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             REPUBLIC SERVICES, INC.

         Republic Services, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Sections 1 and 2 of Article IV thereof and inserting the following in lieu thereof:

         "SECTION 1.  GENERAL.

         The total number of shares of stock which the Corporation shall have authority to issue will be 800,000,000, consisting of 750,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 50,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued in one or more series having such designations as may be fixed by the Board of Directors (the "Board").

         SECTION 2.  COMMON STOCK.

         (a) Issuance and Consideration. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board.

         (b) Voting. Except as otherwise required by law or this Article IV,
         Section 2(b) or provided in any resolutions adopted by the Board with respect to any series of Preferred Stock, the holders of Common Stock will possess all voting power. Except as otherwise provided by law, and subject to any voting rights granted holders of any Preferred Stock, amendments to the Certificate must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock.

         (c) Dividends. Subject to any preferential rights of any outstanding series of Preferred Stock created from time to time by the Board, the holders of shares of Common Stock shall be entitled to such cash dividends as may be declared from time to time by the Board from funds available therefor.

         (d) Liquidation. Subject to any preferential rights of any outstanding series of Preferred Stock created from time to time by the Board, upon liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive pro rata all assets of the Corporation available for distribution to such holders.



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         At the effective time of this Certificate, all outstanding shares of
         Class A Common Stock shall be reclassified as "Common Stock."

         2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Republic Services, Inc. has caused this Certificate to be executed this 14th day of June, 1999.

                             REPUBLIC SERVICES, INC.


                             By: /s/ David A. Barclay
                                --------------------------------------------
                             Name: David A. Barclay
                             Office: Senior Vice President, General Counsel
                                      and Assistant Secretary